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Form Type:  EX-99-DXI
Comment/Description:
(this header is not part of the document)



                             SUBADVISORY AGREEMENT
                             ---------------------

             FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST
              (on behalf of the Templeton Growth Securities Fund)


     This SUBADVISORY AGREEMENT made as of December 31, 2001 (this "Agreement"), by and between TEMPLETON GLOBAL ADVISORS LIMITED, a limited liability company existing under the laws of the Bahamas ("TGAL") and TEMPLETON ASSET MANAGEMENT LIMITED ("TAML"), a corporation existing under the laws of Singapore.

WITNESSETH
----------

          WHEREAS, TGAL and TAML are each registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and are engaged in the business of supplying investment management services, each as an independent contractor;

          WHEREAS, TGAL, pursuant to an investment management agreement, has been retained to render investment advisory services to the Templeton Growth Securities Fund (the "Fund"), a series of the Franklin Templeton Variable Insurance Products Trust (the "Trust"), an investment management company registered with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, John Crone, an employee of TGAL and lead portfolio manager for the Fund, will temporarily be residing in Singapore during which time he will be employed by TAML and TGAL wishes to enter into this Agreement with TAML to enable Mr. Crone to continue to perform his responsibilities as lead portfolio manager of the Fund during his employment with TAML.

          NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

     1. TGAL hereby retains TAML, and TAML hereby accepts such engagement, to furnish certain investment advisory services with respect to the assets of the Fund, as more fully set forth herein.

          (a) Subject to the overall policies, control, direction and review of the Trust's Board of Trustees (the "Board") and to the instructions and supervision of TGAL, TAML agrees to provide certain investment advisory services with respect to securities and investments and cash equivalents in the Fund. TGAL will continue to have full responsibility for all investment

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advisory services provided to the Fund. TGAL acknowledges that the only services that TAML will provide under this Agreement are the portfolio management services of John Crone while he remains employed by TAML. Nothing in this Agreement grants to TGAL any right to receive any research undertaken by TAML's Emerging Markets Group.

          (b) Both TAML and TGAL may place all purchase and sale orders on behalf of the Fund. The placement of these orders will take place exclusively in Singapore or Nassau, Bahamas..

          (c) Unless otherwise instructed by TGAL or the Board, and subject to the provisions of this Agreement and to any guidelines or limitations specified from time to time by TGAL or by the Board, TAML shall report daily all transactions effected by TAML on behalf of the Fund to TGAL and to other entities as reasonably directed by TGAL or the Board.

          (d) For the term of this Agreement, TGAL shall provide the Board at least quarterly, in advance of the regular meetings of the Board, a report of its activities hereunder on behalf of the Fund and its proposed strategy for the next quarter, all in such form and detail as requested by the Board. John Crone shall also be available to attend such meetings of the Board as the Board may reasonably request.

          (e) In performing its services under this Agreement, TAML shall adhere to the Fund's investment objective, policies and restrictions as contained in the Fund's Prospectus and Statement of Additional Information, and in the Trust's Agreement and Declaration of Trust and to the investment guidelines most recently established by TGAL and shall comply with the provisions of the 1940 Act and the rules and regulations of the SEC thereunder in all material respects and with the provisions of the United States Internal Revenue Code of 1986, as amended, which are applicable to regulated investment companies.

          (f) In carrying out its duties hereunder, TAML shall comply with all reasonable instructions of the Fund or TGAL in connection therewith. Such instructions may be given by letter, telex, telefax or telephone confirmed by telex, by the Board or by any other person authorized by a resolution of the Board, provided a certified copy of such resolution has been supplied to TAML.

          2. In performing the services described above, TAML shall use its best efforts to obtain for the Fund the most favorable price and execution available. Subject to prior authorization of appropriate policies and procedures by the Board, TAML may, to the extent authorized by law and in accordance with the terms of the Fund's Prospectus and Statement of Additional Information, cause the Fund to pay a broker who provides brokerage and research services an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction, in recognition of the brokerage and research services provided by the broker. To the extent authorized by applicable law, TAML shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

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     3.   (a)  TGAL shall pay to TAML a monthly fee in U.S. dollars based on a percentage of the Fund's average daily net assets. The advisory fee under this Agreement shall be payable on the first business day of each month as compensation for the services to be rendered and obligations assumed by TAML during the preceding month and shall be reduced by the amount of any advance payments made by TGAL relating to the previous month. This fee shall be calculated daily at the following annual rates:

          0.80% of the value of net assets up to $100 million;

          0.72% of the value of net assets over $100 million up to and including $250 million;

          0.64% of the value of net assets over %250 million up to and including $500 million;

          0.60% of the value of net assets over $500 million.

          (b) TGAL and TAML shall share in any voluntary reduction or waiver by TGAL of the management fee due under the Investment Advisory Agreement between TGAL and the Trust on behalf of the Fund.

          (c) If this Agreement is terminated prior to the end of any month, the monthly fee shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the total number of calendar days in the month, and shall be payable within 10 days after the date of termination.

          4. It is understood that the services provided by TAML are not to be deemed exclusive. TGAL acknowledges that TAML may have investment responsibilities, render investment advice to, or perform other investment advisory services to other investment companies and clients, which may invest in the same type of securities as the Fund (collectively, "Clients"). TGAL agrees that TAML may give advice or exercise investment responsibility and take such other action with respect to such Clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. In providing services, TAML may use information furnished by others to TGAL and TAML in providing services to other such Clients.
          5. TAML agrees to use its best efforts in performing the services to be provided by it pursuant to this Agreement.
          6. During the term of this Agreement, TAML will pay all expenses incurred by it in connection with the services to be provided by it under this Agreement other than the cost of securities (including brokerage commissions, if any) purchased for the Fund. The Fund and TGAL will be responsible for all of their respective expenses and liabilities.
          7. TAML shall, unless otherwise expressly provided and authorized, have no authority to act for or represent TGAL or the Fund in any way, or in any

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               way be deemed an agent for TGAL or the Fund.
          8. TAML will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where TAML may be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.
          9. This Agreement shall be effective on the date of John Crone's employment by TAML and shall continue in effect until John Crone ceases to be employed by TAML, for whatever reason.
     10. (a) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board upon not less than sixty (60) days' written notice to TGAL and TAML, and by TGAL or TAML upon not less than sixty (60) days' written notice to the other party.

          (b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act, and in the event of any act or event that terminates the Investment Advisory Agreement between TGAL and the Fund.

         11. (a) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of TAML, neither TAML nor any of its directors, officers, employees or affiliates shall be subject to liability to TGAL or the Fund or to any shareholder of the Fund for any error of judgement or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.
          (b) Notwithstanding paragraph 11(a), to the extent that TGAL is found by a court of competent jurisdiction, or the SEC or any other regulatory agency to be liable to the Fund or any shareholder (a "liability"), for any acts undertaken by TAML pursuant to authority delegated as described in Paragraph 11(a), TAML shall indemnify TGAL and each of its affiliates, officers, directors and employees (each a "Franklin Indemnified Party") harmless from, against, for and in respect of all losses, damages, costs and expenses incurred by a Franklin Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Franklin Indemnified Party, in connection with such liability.

          (c) No provision of this Agreement shall be construed to protect any director or officer of TGAL or TAML from liability in violation of Sections 17(h) or (i), respectively, of the 1940 Act.

          12. In compliance with the requirements of Rule 31a-3 under the 1940 Act, TAML hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the

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               Fund, or to any third party at the Fund's direction, any of such records upon the Fund's request. TAML further agrees to preserve for periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
          13. Upon termination of TAML's engagement under this Agreement or at the Fund's direction, TAML shall forthwith deliver to the Fund, or to any third party at the Fund's direction, all records, documents and books of accounts which are in the possession or control of TAML and relate directly and exclusively to the performance by TAML of its obligations under this Agreement; provided, however, that TAML shall be permitted to keep such records or copies thereof for such periods of time as are necessary to comply with applicable laws, in which case TAML shall provide the Fund or a designated third party with copies of such retained documents unless providing such copies would contravene such rules, regulations and laws.
     Termination of this Agreement or of TAML's engagement hereunder shall be without prejudice to the rights and liabilities created hereunder prior to such termination.

          14. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, in whole or in part, the other provisions hereof shall remain in full force and effect. Invalid provisions shall, in accordance with the intent and purpose of this Agreement, be replaced by such valid provisions which in their economic effect come as closely as legally possible to such invalid provisions.
     15. TGAL will furnish to TAML properly certified or authenticated copies of the resolutions of the Board authorizing the appointment of TAML and approving this Agreement as soon as such copies are available.
     16. Any notice or other communication required to be given pursuant to this Agreement shall be in writing and given by personal delivery or by facsimile transmission and shall be effective upon receipt. Notices and communications shall be given:

     to TGAL:
               Nassau, Bahamas
                    Facsimile:  242-362-4308

     to TAML:
               Singapore  038987
                    Facsimile:  011-65-338-7677

     17. This Agreement shall be interpreted in accordance with and governed by the laws of the Bahamas.

18. TAML acknowledges that it has received notice of and accepts the limitations of the Trust's liability as set forth in its Agreement and Declaration of Trust. TAML agrees that the Trust's obligations hereunder shall be limited to the assets of the Fund, and that TAML shall not seek

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                  satisfaction of any such obligation from any shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.



TEMPLETON GLOBAL ADVISORS LIMITED


    By:  /s/ Martin L. Flanagan
         ----------------------
    Name:    Martin L. Flanagan
    Title:   Executive Vice President


    TEMPLETON ASSET MANAGEMENT LIMITED


    By:  /s/ Charles E. Johnson
         ----------------------
    Name:    Charles E. Johnson
    Title:   Director

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